Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-16665, 333-102240, and 333-185757 on Form S-8 of Microsoft Corporation of our report dated March 25, 2016, relating to the financial statements of the Microsoft Corporation Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 25, 2016